UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2007

SIRICOMM, INC.

(Exact name of registrant as specified in its Charter)

Delaware	0-18399	62-1386759
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

4710 East 32nd Street, Joplin, MO	64804
(Address of principal executive offices)	(Zip Code)

(417) 626-9961

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 12, 2007, SiriCOMM, Inc. entered into an oral employment agreement with Mark L. Grannell under which Mr. Grannell will serve as our President and Chief Executive Officer. The agreement calls for annual compensation of $150,000, a grant of 150,000 options to purchase shares of our common stock, and 150,000 options to be awarded by management at the conclusion of this fiscal year.

Item 5.02 Departure of Principal Officers; Election of Directors; Appointment of Principal Officer

(b)(c)   On February 12, 2007, our board of directors appointed Mark L. Grannell to serve as President and CEO. Additional information concerning agreements SiriCOMM entered into is set forth in Item 1.01. Disclosure concerning the current compensation to be paid to Mr. Grannell is incorporated by reference into this Item 5.02.

Mark L. Grannell is 44 years old. From 2002 to 2007 Mr. Grannell was Senior Director of Account Development for Level 3 Communications, Inc., an international provider of IP networking products and services. From 2001 to 2002 Mr. Grannell was Vice President of Business Development for Wireless Facilities, Inc. Prior to being employed by Wireless Facilities, Inc., Mr. Grannell was employed by Sprint Communications where he held various management positions. Mr. Grannell received his BS from Kansas State University and his MS in Electrical and Computer Engineering from the University of Missouri.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits

99.1	Press Release announcing the appointment of President and CEO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRICOMM, INC.
(Registrant)

Date:	February 13, 2007	By:	/s/ Matthew McKenzie
Matthew McKenzie,
Chief Financial Officer